UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 6)



                  APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
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                                (Name of Issuer)


                         COMMON STOCK, WITHOUT PAR VALUE
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                         (Title of Class of Securities)


                                   03814F-10-6
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                                 (CUSIP Number)


                                EDWARD R. CAMERON
                            7400 EXCELSIOR BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (612) 930-9000
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            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                DECEMBER 31, 1997
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                      (Date of Event Which Requires Filing
                               of This Statement)

     Check the following box if a fee is being paid with this statement [ ].

                       (Cover page continued on next page)

                                  SCHEDULE 13G

--------------------------------              ----------------------------------
CUSIP NO.   03814F-10-6                         PAGE    2    OF    6    PAGES
           -------------                             -------    -------
--------------------------------              ----------------------------------

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1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

            Edward R. Cameron
            SSN ###-##-####

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)|_|
                                                                          (b)|_|

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3     SEC USE ONLY


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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.A.

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                              5      SOLE VOTING POWER

        NUMBER OF                          302,689 shares

         SHARES              ---------------------------------------------------
                              6      SHARED VOTING POWER
      BENEFICIALLY
                                           -0- shares
        OWNED BY
                             ---------------------------------------------------
          EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                          302,689 shares

         PERSON              ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER
          WITH
                                           -0- shares

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            302,689 shares

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  |_|


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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            26.6%

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12    TYPE OF REPORTING PERSON*

            IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER.

         Appliance Recycling Centers of America, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         7400 Excelsior Boulevard
         Minneapolis, Minnesota 55426


ITEM 2(a).        NAME OF PERSON FILING.

         Edward R. Cameron


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         7400 Excelsior Boulevard
         Minneapolis, Minnesota 55426


ITEM 2(c).        CITIZENSHIP.

         United States of America


ITEM 2(d).        TITLE OF CLASS OF SECURITIES.

         Common stock, without par value


ITEM 2(e).        CUSIP NO.

         03814F-10-6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

[ ]  (a)   Broker or Dealer registered under Section 15 of the Act;

[ ]  (b)   Bank as defined in Section 3(a)(6) of the Act;

[ ]  (c)   Insurance Company as defined in Section 3(a)(19) of the Act;

[ ]  (d)   Investment Company registered under Section 8 of the Investment
           Company Act;

[ ]  (e)   Investment Adviser registered under Section 203 of the Investment
           Advisers Act of 1940;

[ ]  (f)   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

[ ]  (g)   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
           (Note: See Item 7); or

[ ]  (h)   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

     Not Applicable.


ITEM 4.    OWNERSHIP.

      The following information is provided as of December 31, 1997:

(a)   Amount Beneficially Owned:                                  302,689 shares

(b)   Percent of Class (based on 1,136,744 shares
      outstanding):                                                        26.6%

(c)   Number of shares as to which such person has:

      (i)   Sole power to vote or
            to direct the vote:                                   302,689 shares

      (ii)  Shared power to vote or
            to direct the vote:                                       -0- shares

      (iii) Sole power to dispose or
            to direct the disposition of:                         302,689 shares

      (iv)  Shared power to dispose or
            to direct the disposition of:                             -0- shares


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

       Not applicable.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

       Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

       Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

       Not applicable.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

       Not applicable.


ITEM 10.   CERTIFICATION.

       Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1998.


                                       /s/ Edward R. Cameron
                                       -----------------------------------------
                                       Edward R. Cameron